AMENDMENT No. 4 to

INVESTMENT SUBADVISORY AGREEMENT

AMENDMENT No. 4 made as of August 31, 2017, (the Effective Date) to the Investment Subadvisory Agreement made as of the 1st day of August 2006 between USAA INVESTMENT MANAGEMENT COMPANY, as transferred to USAA ASSET MANAGEMENT COMPANY (AMCO) pursuant to the Transfer and Assumption Agreement dated December 31, 2011, each a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas and WELLINGTON MANAGEMENT COMPANY, LLP, a limited liability partnership organized under the laws of the Commonwealth of Massachusetts and having its principal place of business in Boston, Massachusetts (Wellington Management).

AMCO and Wellington Management agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1.SCHEDULE A. Schedule A to the Agreement, setting forth the Funds of the Trust for which Wellington Management is appointed as an investment subadvisor, is hereby replaced in its entirety by Schedule A attached hereto.

2.SCHEDULE B. Schedule B to the Agreement, is hereby replaced in its entirety by Schedule B attached hereto.

3.RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, this Amendment has been duly executed by authorized representatives of the Parties hereto.

USAA ASSEST MAAGEMENT COMPANY	WELLINGTON MANAGEMENT COMPANY
LLP
By: /S/ CONNIE O'BANION	By: /S/ STEVEN MUSON
Name: Connie O'Banion	Name: Steven Muson
Title: Supply Chain Manager	Title: Senior Managing Director
Date: 8/11/17	Date: 8/10/17
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SCHEDULE A

Small Cap Stock Fund	December 1, 2003

Science & Technology Fund	June 28, 2002

International Fund	August 28, 2015
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Schedule B

Fees

Fund	Account Rate per annum of the average daily net
	assets of the Fund Account
Small Cap Stock Fund	0.70%	-- First $300 million;
	0.65%	--Amounts above $300 million
Science and Technology Fund	0.45%	-- First $100 million;
	0.35%	-- Amounts above $100 million
International Fund	0.45%	--First $700 million;
	0.425%--Amounts above $700 million*

*Wellington Management agrees that it will not seek to increase this fee rate during the three year period ending August 27, 2018 (the Three-Year Lock). This Three-Year Lock does not limit the rights of a Fund's shareholders, a Fund's Board, or AMCO as set forth in Section 6 of the Agreement ("Duration and Termination of this Agreement").

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